Exhibit (h) (28)
CALAMOS INVESTMENT TRUST
Amendment to Administration Servicing Agreement
     This is an amendment (the “Amendment”) to the Administration Servicing Agreement, dated September 21, 2000, by and between Calamos Investment Trust and U.S. Bancorp Fund Services, LLC, (as amended, restated, modified or supplemented from time to time, collectively, the “Agreement”).
     In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:
1.	The separate series of Calamos Investment Trust set forth on Exhibit A of the Agreement are hereby replaced with the following:
Name of Series
Calamos Growth Fund
Calamos Blue Chip Fund
Calamos Value Fund
Calamos Growth and Income Fund
Calamos International Growth Fund
Calamos Global Growth and Income Fund
Calamos High Yield Fund
Calamos Convertible Fund
Calamos Market Neutral Income Fund
Calamos Multi-Fund Blend
Calamos Global Equity Fund
Calamos Government Money Market Fund
Calamos Total Return Bond Fund
Calamos 130/30 Equity Growth Fund
Calamos New World Growth Fund
     All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.
     Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.
Dated: March 7, 2008

Calamos Investment Trust		U.S. Bancorp Fund Services, LLC

By:	/s/ Stathy Darcy	By:	/s/ Michael McVoy
Name:	Stathy Darcy	Name:	Michael McVoy

Title:	Secretary	Title:	Executive Vice President